Exhibit 99.1

August 24, 2015

Qlik Appoints Les Bonney to Chief Strategy Officer and Mark Thurmond to Executive Vice President, Worldwide Sales and Services

Bonney Takes on New Role and Former EMC Executive Thurmond Joins to Lead Global Sales and Services

RADNOR, Pa.—(BUSINESS WIRE)— Qlik® (NASDAQ: QLIK), a leader in visual analytics, today announced Les Bonney will take on a new role as Chief Strategy Officer to identify additional market opportunities in the visual analytics industry as the company continues to plan for long-term success. To fill Bonney’s sales leadership role as he transitions, industry veteran Mark Thurmond joins Qlik as Executive Vice President, Worldwide Sales and Services, responsible for global sales, both direct and through Qlik’s expansive partner network, including alliances with system integrators and technology partners. He will also lead consulting services, training and education, and technical support organizations to ensure customer success. Both Bonney and Thurmond are members of the Qlik executive team, reporting to the CEO.

“As we continue to scale the organization, we are adding greater depth to our already strong leadership team and evolving our operational and organizational approach to include a greater emphasis on longer-term strategy planning,” said Lars Bjork, CEO. “I look forward to leveraging Les’ extensive customer experience in his new role. His strengths in strategy planning and understanding of the market will help Qlik remain a leader in visual analytics.”

Thurmond joins as a global tech industry veteran bringing a track record of rapid revenue growth and expansion to Qlik. He previously served as Senior Vice President, Global Sales of VCE, an EMC Company focused on accelerating adoption of converged infrastructure and cloud-based computing. Thurmond has experience in go to market execution for all channels in high growth markets. He previously held positions as SVP Worldwide Sales, RSA, the security division of EMC, and other global sales leadership positions within EMC. Prior to that, he was VP of Sales at PTC helping drive the company’s revenue from $300 million to $1 billion dollars.

“I’m excited to be joining Qlik at such a great time of momentum. With my background in infrastructure and applications I was on the front lines of the big data explosion and saw first-hand the need to make stored data useful data. Qlik provides the essential visual analytics piece that makes data—big or small—a competitive advantage for customers of any size, in any industry or geography. It was an easy decision to join a company with such an impactful value proposition that fits such an important market need.” said Mark Thurmond, Executive Vice President, Worldwide Sales and Services.

“As we continue on an accelerated growth path in a dynamic industry, Mark will be a great leader taking us to the next stage of our growth” said Lars Bjork, CEO of Qlik. “Mark’s background in driving sales growth and execution in fast paced technology markets will be a terrific addition to our team.”

About Qlik

Qlik (NASDAQ: QLIK) is a leader in visual analytics. Its portfolio of products meets customers’ growing needs from reporting and self-service visual analysis to guided, embedded and custom analytics. Approximately 36,000 customers rely on Qlik solutions to gain meaning out of information from varied sources, exploring the hidden relationships within data that lead to insights that ignite good ideas. Headquartered in Radnor, Pennsylvania, Qlik has offices around the world with more than 1700 partners covering more than 100 countries.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the value and effectiveness of Qlik’s products, the introduction of product enhancements or additional products and Qlik’s growth, expansion and market leadership, that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Qlik’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plan,” “expects,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may”, “will,” “might,” “momentum,” “could,” “seek,” and similar words. Qlik intends all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. The forward-looking statements included in this press release represent Qlik’s views as of the date of this press release. Qlik anticipates that subsequent events and developments will cause its views to change. Qlik undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Qlik’s views as of any date subsequent to the date of this press release.

© 2015 Qlik International AB. All rights reserved. Qlik®, Qlik® Sense, QlikView®, Qlik®, Qlik® Cloud, Qlik® DataMarket, Qlik® Analytics Platform and the Qlik logos are trademarks of Qlik International AB which have been registered in multiple countries. Other marks and logos mentioned herein are trademarks or registered trademarks of their respective owners.

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For Qlik

Maria Scurry, 781-366-7617

Global Communications

maria.scurry@qlik.com

or

Brett Pollack, 646-561-0906

Investor Relations

brett.pollack@qlik.com

Source: Qlik

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